UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	April 4, 2007

Cleveland-Cliffs Inc
__________________________________________
(Exact name of registrant as specified in its charter)

Ohio	1-8944	34-1464672
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1100 Superior Avenue, Cleveland, Ohio		44114-2589
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	216-694-5700

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 5, 2007, Cleveland-Cliffs Inc (the "Company") announced in a press release (attached as Exhibit 99(a)) the hiring of Mr. William Brake, 46, as Executive Vice President, Cliffs Metallics and Chief Technical Officer of the Company. The appointment of Mr. Brake will enable the Company to strengthen its metallics business and develop opportunities in the electric furnace sector of the steel industry. Mr. Brake accepted the Company's offer on April 4, 2007 and is expected to begin his employment on April 16, 2007.

Mr. Brake has an extensive steel manufacturing background spanning over twenty years in line operations and maintenance in Cleveland steel mills. Fourteen of those years were spent in various management positions, most recently with Mittal Steel USA, Cleveland, Ohio, as Executive Vice President, Operations, Executive Vice President - Operations East, and Vice President & General Manager - ISG Cleveland from 2002 to August, 2006. His prior service includes twelve years with LTV Steel Company from 1987 to 2002, prior to the ISG and Mittal takeovers.

Mr. Brake has no previous affiliation with the Company or any of its subsidiaries nor have there been any related party transactions between the Company and himself. He has no familial or business relationship with any of the current officers or Directors of the Company.

The terms of Mr. Brake’s Letter Agreement, dated April 4, 2007 ("Letter Agreement"), are as follows:

• He receives a current annual base salary of $325,000;

• He will participate in the Company’s Management Performance Incentive Plan, with an annual target cash bonus of 60 percent of his base salary. The actual bonus awards can be 0 to 200 percent of target based upon Board Compensation Committee judgment of individual, unit and corporate performance. His 2007 award will be prorated from the date of hire;

• He is eligible to participate in the Company’s Long-Term Equity Incentive Plan. For 2007, his performance share award will be 8,500 performance shares of the Company’s common shares, which will vest into actual shares on a three-year moving cycle based on achieving corporate objectives of return on investment and stock price performance against a peer group. The performance share award will be computed as though he had been an employee of the Company beginning January 1, 2007 and will not be prorated. For 2007, his retention units award will be 1,500 shares, which will vest after three years based on his continuing employment to that date;

• The Company will enter into a change-of-control severance agreement with Mr. Brake upon beginning employment with the Company, which terms include: (i) a lump sum payment in an amount equal to three times the sum of his base salary at the rate prior to the termination date, (ii) annual incentive pay at the target level for the current year or prior year, whichever is greater, (iii) coverage for a period of thirty-six months following the termination date, by health, life insurance and disability benefits, (iv) a lump sum payment in an amount equal to the sum of the future pension benefits that the executive would have been entitled to receive three years following the termination date under the Supplemental Executive Retirement Benefit Plan, (v) prorata incentive pay for the year in which the termination date occurs, (vi) outplacement services in an amount up to 15 percent of the executive's base salary, (vii) a gross-up payment for any taxes imposed on the executive under Internal Revenue Code section 4999 relating to excess parachute payments, and (viii) vesting of certain matching contributions under the Voluntary Nonqualified Deferred Compensation Plan, provided the amounts are not withdrawn until the end of the five-year vesting period; and

• He will be eligible to participate in various benefit programs, including any executive perquisites that are generally made available by the Company to employees of his position, and

The Letter Agreement is included as Exhibit 10(a). The foregoing discussion of the terms of such agreement is qualified in its entirety by reference to the full text of such exhibit, which is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

10(a) Letter Agreement of Employment by and between Cleveland-Cliffs Inc and William Brake dated April 4, 2007

99(a) Cleveland-Cliffs Inc published a news release on April 5, 2007 captioned, "Cleveland-Cliffs Names William Brake Executive Vice President"

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cleveland-Cliffs Inc

April 10, 2007	By:	Traci L. Forrester

Name: Traci L. Forrester
Title: Assistant Secretary

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Exhibit Index

Exhibit No.	Description

10.(a)	Letter Agreement of Employment by and between Cleveland-Cliffs Inc and William Brake dated April 4, 2007
99.(a)	Cleveland-Cliffs Inc published a news release on April 5, 2007 captioned, "Cleveland-Cliffs Names William Brake Executive Vice President"